TOTAL-TEL USA COMMUNICATIONS, INC.
                              150 Clove Road
                       Little Falls, New Jersey  07424


                         NOTICE OF POSTPONED 1998
                      ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
TOTAL-TEL USA COMMUNICATIONS, INC.:

     You are cordially invited to attend the Postponed 1998 Annual Meeting of Shareholders of Total-Tel USA Communications, Inc. which will be held at 150 Clove Road, 8th Floor, Little Falls, New Jersey 07424 at 10:00 AM, EST on Tuesday, March 16, 1999, for the following purposes:

     (1)     To elect directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 25, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The share transfer books will not be closed.

     YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

     By order of the Board of Directors.

                                   Thomas P. Gunning


                                   Secretary


February 25,  1999
Little Falls, New Jersey


                     TOTAL-TEL USA COMMUNICATIONS, INC.
                     ---------------------------------

                             PROXY STATEMENT
                             ---------------


                POSTPONED 1998 ANNUAL MEETING OF SHAREHOLDERS

                               March 16, l999

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of TOTAL-TEL USA COMMUNICATIONS, INC. (the "Company"). All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the shareholders' instructions thereon at the Postponed 1998 Annual Meeting of Shareholders (the "Meeting"), to be held on Tuesday, March 16, 1999 at 10:00 A.M., EST, at the principal executive offices of the Company 150 Clove Road, 8th Floor, Little Falls, New Jersey, 07424 for the purposes set forth in the accompanying Notice of Postponed Annual Meeting of Shareholders.

     The 1998 Annual Shareholders Meeting was originally scheduled to be held on December 10, l998, but was postponed to permit the settlement of certain pending litigation between the Company, on the one part, and Revision LLC, Gold & Appel Transfer, S.A. and Walt Anderson, on the other. See "Settlement of Litigation" elsewhere in this Proxy Statement.

     A proxy may be revoked at any time before it is voted at the meeting by filing with the Secretary of the Company notice to such effect or a duly executed proxy bearing a later date. If no instructions are indicated, the proxies will be voted in accordance with management's recommendations set forth herein. The persons named as proxies intend to vote in accordance with their discretion on any matter which may properly come before the Meeting or any adjournment thereof. Shareholders who are present at the Meeting may revoke their proxies and vote in person if they so desire.

     This Proxy Statement is first being mailed to shareholders on or about February 26, 1999.

                         MATTERS TO BE ACTED UPON
                        -------------------------

     The following matters are to be considered and acted upon at the
Meeting:

     1. The election of six directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

     2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

                   SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND
                   ------------------------------------------
                          CERTAIN BENEFICIAL OWNERS
                          -------------------------

     Only holders of record of the Company's Common Stock at the close of business on February 25, 1999 will be entitled to vote at the Meeting.
On that date, there were issued and outstanding 7,623,104 Common shares of the Company. Each outstanding share of Common Stock is entitled to one vote at the Meeting.



Security Ownership of Certain Beneficial Owners
-----------------------------------------------

     Set forth below is certain information concerning persons who were known by the Company to own beneficially or of record more than 5% of the issued and outstanding shares of Common Stock of the Company as of February 25, 1999.

Name and Address                   Number of Shares         Percentage
of Beneficial Owner                    Owned (1)             of Class
-------------------                ----------------        -----------

Warren H. Feldman, Esq.               789,938 (2)(3)             10.1%
150 Clove Road
Little Falls, NJ 07424

Walt Anderson                       3,057,634 (4)(5)             40.1%
c/o Swidler Berlin
    Shereff Friedman, LLC
3000 K Street, NW, Suite 300
Washington, D.C. 20007

Revision LLC                        3,057,434                    40.1%
c/o Swidler Berlin
    Shereff Friedman, LLC
3000 K Street, NW, Suite 300
Washington, D.C. 20007

Total-Tel USA Communications, Inc.    600,000                     7.9%
Employee Stock Ownership Plan
150 Clove Road
Little Falls, NJ 07424

Michael A. Karp                       424,954                     5.6%
3416 Sansom Street
Philadelphia, PA  19104

Thomas Cirrito                        504,694 (6)                 6.6%
6429 Georgetown Pike
Mc Lean, VA 22101

(1) Except as otherwise set forth in the footnotes to this table, all shares are beneficially owned and sole investment and voting power is held by the persons named, to the best of the Company's knowledge.

(2) Includes options to purchase 261,000 shares of the Company's Common Stock which are exercisable currently or within 60 days of the date hereof

(3)   Does not include 4,000 shares of Common Stock owned by Mr.
      Feldman's children, as to which he disclaims beneficial ownership.

(4) 3,057,434 of such shares are beneficially owned by Revision LLC. As the sole manager and holder of 100% of the voting membership interests in Revision LLC, Mr. Anderson has the sole power to vote and dispose of such shares. Accordingly, Mr. Anderson may be deemed the beneficial owner of such shares.

(5) Does not include 94,930 shares of Common Stock owned by the Foundation for International Non-Governmental Development of Space, of which Mr. Anderson is the President and a director.
      Mr. Anderson disclaims beneficial ownership of such shares.
      Mr. Anderson and Revision LLC are subject to certain restrictions on the purchase of additional shares. See "Settlement of Litigation."

(6) Atocha LP of which Mr. Cerrito is general partner owns 484,694 of these shares.

Security Ownership of Management
--------------------------------

     The following table sets forth as of February 25, 1999 information concerning the beneficial ownership of outstanding shares of Common Stock of the Company by each director of the Company, each nominee for election as a director and all directors and officers of the Company as a group:

Name of Beneficial             Number of Shares         Percentage
    Owner                         Owned (1)             of Class
   ------                        ---------              --------

Walt Anderson                  3,057,634 (2)(3)           40.1%

Revision LLC                   3,057,434                  40.1%

Warren H. Feldman                789,938 (4)              10.0%

Leon Genet                        91,120                   1.2%

Henry Luken                      164,653                   2.2%

Jay J. Miller                        400                    (5)

Dennis Spina                           5                    (5)

All directors and officers
as a group (7 in number)       4,154,550 (2) (3)          52.4%

(1) All shares are beneficially owned and sole investment and voting power is held by the persons named above.

(2) 3,057,434 of such shares are beneficially owned by Revision LLC. As the sole manager and holder of 100% of the voting membership interests in Revision LLC, Mr. Anderson has the sole power to vote and dispose of such shares. Accordingly, Mr. Anderson may be deemed the beneficial owner of such shares.

(3) Does not include 94,930 shares of Common Stock owned by the Foundation for International Non-Governmental Development of Space, of which Mr. Anderson is the President and a director. Mr.
      Anderson disclaims beneficial ownership of such shares. Mr. Anderson and Revision, LLC are subject to certain restrictions on the purchase of additional shares. See "Settlement of Litigation."

(4) Includes options to purchase 261,000 shares of the Company's Common Stock which are exercisable currently or within 60 days hereof.

(5)   Less than 1%.



Changes in Control
------------------

     Except as set forth under "Settlement of Litigation" elsewhere in this Proxy Statement, the Company knows of no contractual arrangement which may, at a subsequent date, result in a change of control of the Company.

                          ELECTION OF DIRECTORS
                         ----------------------

     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting of Shareholders at six. The shares represented by the proxies will be voted in favor of the election as directors of the persons named below unless authority to do so is withheld. The directors elected will hold office until the next Annual Meeting of Shareholders and their respective successors are duly elected and qualified.

     The nominees named below were nominated for election to the Board of Directors of the Company by the Management. The name, age, business experience and public directorships of each nominee are as set forth in the table (and accompanying nominee descriptions) below.

Name                    Company Office          Since               Age
----                   ---------------         ------              ---

Walt Anderson           Director                 1999                45

Warren H. Feldman       Chairman of the          1987                43
                        Board and Chief
                        Executive Officer

Leon Genet              Director                 1996                67

Henry Luken             Director                 1999                39

Jay J. Miller           Director                 1983                66

Dennis Spina            President, Chief         1999                53
                        Operating Officer
                        and Director

     The Company's directors all serve for one year terms or until their successors are elected and qualified.

     Mr. Walt Anderson was elected a director of the Company in February 1999. He has been Manager of Revision LLC from June 1998 to the present; President and Chairman of Entree International Ltd. (Financial Consulting Services) from July 1997 to the present; Chairman of Teleport UK Ltd. (Satellite Communications) from May 1996 to the present;
Chairman of Espirit Telecom Group plc. (Telecom Services) from October 1992 to September 1998 and President and Chairman, Mid Atlantic Telecom (Telecom Services), from May 1984 to December 1993. Mr. Anderson is also a director of American Technology Labs (Network Equipment), Aquarius Holdings Ltd. (Water Transport Systems), Cis-Lunar Development (Diving Equipment), Rotary Rocket Corp. (Space Transportation Systems), Net-Tel Holdings (Telecom Services) and US WATS (Telecom Services).

     Mr. Warren H. Feldman has served as a director of the Company since April 1987 and Chairman of the Board since September 1993. He has served as President and Chief Executive Officer of the Company since September 1992. From January 1986 until September 1992, he served as Vice President - Regulatory Affairs of the Company, and from 1984 until January 1986, as the General Manager of its Total-Tel USA division and General Counsel of the Company. He was elected President of the Total-Tel USA Division in October 1988.

     Mr. Leon Genet has served as a director since October 1996. For in excess of the past five years, he has been a partner in Genet Realty, a commercial and industrial real estate brokerage firm. He serves as a member of the National Commerce and Industry Board for the State of Israel Bonds Organization and is a shareholder, director, and officer of LPJ Communications, Inc., which has earned commissions from the Company on the same basis as other independent representatives. See "Certain Relationships and Related Transactions."

     Mr. Henry G. Luken, III was elected a director of the Company in February, 1999. Currently he is President of Mont Lake Properties, Inc., a real estate development company; a director of ACNTV, a home shopping company selling through TV; Managing Agent of Henry IV LLC, an aircraft sales company. A co-founder of Telco-EIC he served as Chief Executive Officer and Treasurer from July 1993 to April 1996, and Chairman from July 1993 to October 1997. Mr. Luken has also served as chairman of Tel-Labs, Inc. a telecommunications billing company ("Tel-Labs") since 1991, and as chairman of Telco Development Group, Inc., a computer systems company owned by Mr. Luken, since 1987, both of which entities he founded.

     Jay J. Miller, Esq. has served as a director since 1983. He has been a practicing attorney for more than 35 years in New York. Mr. Miller is a director of Edison Control Corporation, a manufacturer of pipe, fittings, and accessories for concrete pumping equipment. He is Chairman of the Board of AmTrust Pacific Ltd., a New Zealand real estate company. Mr. Miller has performed legal services on behalf of the Company. See "Certain Relationships and Related Transactions."

     Mr. Dennis Spina was elected a director, President and Chief Operating Officer of the Company in February, 1999. He is also a founder and President of Simex SA, a Mexican company engaged in office cleaning services. He had been Vice Chairman and President of Internet Services, RCN (telecommunications) from February 1998 to December 1998; Chief Executive Officer, Erols Internet, Inc. (Internet Service Provider) from August 1996 to February 1998 (Erols was acquired by RCN); Independent Consultant in the service and distribution industry from January 1996 to July 1996; President and Chief Executive Officer, International Service Systems (janitorial and energy management) from November 1994 to December 1995; President and Chief Executive Officer of Suburban Propane, Inc. (division of Hanson PLC) from August 1990 to October 1994.


Board of Directors
------------------

     The Company's Board of Directors currently consists of six persons, two of whom are members of management and four of whom are non-management directors. During the fiscal year ended January 31, 1998, the Board held six meetings which were attended by all of the directors therein serving.

     The Company's Board of Directors has Audit and Compensation Committees, but does not have a Nominating Committee or a committee performing a similar function. The Audit Committee currently consists of two non-management directors, Messrs. Walt Anderson and Leon Genet. The Committee reviews, analyzes and may make recommendations to the Board of Directors with respect to the Company's financial statements and controls. The Committee has met and intends to meet from time to time with the Company's independent public accountants to monitor their activities. The Compensation Committee consists of Messrs. Henry Luken and Jay J. Miller and is charged with reviewing and recommending the compensation and benefits payable to the Company's senior executives. Messrs. Warren Feldman and Dennis Spina are ex-officio members of the Compensation Committee.

Required Shareholders' Vote
---------------------------

     Assuming the presence of a quorum (a majority of the total issued and outstanding shares of Common Stock of the Company) the favorable vote of the holders of a majority of the shares present and voting at the Meeting for the election of each nominee is required for his election.





                                          EXECUTIVE COMPENSATION
                                          ----------------------

     The following table sets forth the compensation which the Company paid during the fiscal years ended
January 31, 1998, 1997 and 1996 to the Chief Executive Officer and to each executive officer of the Company or person performing similar functions whose aggregate remuneration exceeded $100,000, as well as to one of the Company's key employees:

                                       Summary Compensation Table
                                       ---------------------------


Name and                     Fiscal Year        Annual Compensation           Other        Compensation
Principal                      Ended                                          Annual          Awards         All Other
Position                     January 31       Salary ($)     Bonus(s)     Compensation($)   Options (6)  Compensation(s)(7)
--------                     ----------       ----------     --------     ---------------   -----------  ------------------

Warren H.                       1998           $287,115 (1)  $350,000                                        $15,325
Feldman                         1997           $315,000 (1)  $295,000                                        $ 7,025
Chairman and                    1996           $195,103 (1)  $274,241                                        $ 4,667
Chief Executive
Officer

Kevin Alward                    1998 (2)(3)    $268,817      $270,499                                        $12,877
President and                   1997           $315,000 (2)  $280,000                                        $ 9,769
Chief Operating                 1996           $195,000      $274,241                                        $ 6,010
Officer

Bennett Goldberg                1998           $ 90,000      $216,129
Senior Vice                     1997           $ 90,000      $168,572
President of                    1996           $ 90,000      $123,175
Total-Tel, Inc.

David Hess                      1998 (4)       $264,615      $176,773      $115,008 (5)                      $ 8,655
President and
Chief Operating
Officer of
Total Tel, Inc.

Jeff Slater                     1998           $235,846      $235,433                                        $ 3,461
Senior Vice
President of
Total Tel, Inc.

Thomas P.                       1998           $116,000      $  4,000                                        $ 8,265
Gunning                         1997           $ 95,231      $  6,000                                        $ 6,560
Vice President,
Chief Financial
Officer, Treasurer
and Secretary

(1)     Does not include annual Director's fee of $15,000

(2)     Resigned as an officer of the Company on January 23, l998.

(3)     Does not include director's fee of $2,500.

(4)     Resigned as an officer of the Company on January 5, 1999.

(5)     The amount shown represents commissions paid to Mr. Hess in his capacity as Vice President of Total-Tel Carrier
        Services, Inc., a subsidiary of the Company.

(6)     See page 9 for a description of compensation awards, options and grants.

(7)     Includes employers contribution to employees 401K plan, personal use of company car and group term life insurance payments.




401  (K) Savings and Investment Plan
------------------------------------

     On February 3, 1992, the Company adopted a 401 (K) plan for eligible hourly and salaried employees, including officers, who may elect to contribute, subject to Internal Revenue Code limitations, from 1% to 15% of their wages and salaries. The contributions are currently invested in any one of six investments funds, each of which has a different investment objective.

     An employee may contribute up to $10,000 per year, and the Company will match 50% of the first 6% of the employee's contribution.

Option Plans
------------

     In October 1987, the Company adopted its 1987 Stock Option Plan and in October 1996, adopted its 1996 Stock Option Plan (the "Option Plans"). The Option Plans provide that certain options granted thereunder are intended to qualify as "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code, while non-qualified options may also be granted under the Option Plans. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be granted to non-executive directors, consultants and others as well as employees.

     The Option Plans may be administered by the Compensation Committee of the Company's Board of Directors. The Company has reserved 664,900 shares of Common Stock under the 1987 Option Plan and 300,000 shares of Common Stock under the 1996 Option Plan for issuance to employees, officers, directors and consultants of the Company. The shares underlying the options granted prior to July 15, 1994 have been adjusted for a 10% stock dividend. The shares underlying the options granted prior to July 1, 1996 have been adjusted to reflect a 2-for-1 stock split, and options granted prior to July 1, 1998 have been adjusted to reflect a 2-for-1 stock split.

     No option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, an option may be exercised only by him. In the event of termination of employment other than by death or disability, the optionee will have one month (subject to extension not to exceed an additional two months) after such termination during which he may exercise his option. Upon termination of employment of an optionee by reason of death or permanent total disability, his option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Option Plans must be granted within 10 years from the effective date of the respective Option Plan. Incentive stock options granted under the Option Plans cannot be exercised later than 10 years from the date of grant. Options granted under the Option Plans permit payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

     Any option which expires unexercised or that terminates upon an employee's ceasing to be employed by the Company become available once again for issuance under the Option Plans.





                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                 -------------------------------------

                                           Individual Grants
                                           -----------------

                      Number of
                      Securities
                      Underlying       % of Total                                      Potential Realized Value
                     Options /SARs     Options/SARs        Exercise or                   At Assumed Annual Rate
                     Appreciation       Granted to         Base Price                   of Increase in Stock Price
                       Granted          Employees         ($/Sh)        Expiration         For Option Term
Name                (#)(1)(4)(5)      in Fiscal Year        Price           Date                5%            10%
----                -------------     --------------        -----           ----               ---            ---

Warren Feldman         80,000             17.24%        $    7.25     January   15, 2001     $124,994      $269,178
Kevin Alward (2)       80,000             17.24%        $    7.25     January   15, 2001     $124,994      $269,178
David Hess (3)         40,000              8.62%        $    7.25     January   15, 2001     $ 62,497      $134,589
David Hess (3)        100,000             21.55%        $   10.00     September 29, 2001     $215,506      $464,100
Jeffrey Slater (4)     40,000              8.62%        $    7.25     January   15, 2001     $ 62,497      $134,589
Jeffrey Slater (4)     80,000             17.24%        $   10.00     January    2, 2001     $172,405      $371,280

(1) Stock options granted under the 1996 Option Plan.  One fifth of the new options are exercisable on each of the first, second, third, fourth, and fifth anniversary dates of the original grant.

(2) Kevin Alward exercised options to acquire 10,000 shares on January 16, 1998.  The balance of his options were canceled following the termination of his employment with the Company.

(3)  Of the options granted to Mr. Hess, options to purchase 60,000 shares, representing the unvested portion thereof, were cancelled following termination of his employment with the Company in January, 1999.

(4) The options granted to Jeffrey Slater were canceled following termination of his employment with the Company.

(5) All per share amounts have been restated to reflect the 2-for-1 stock split effective on July 1, 1998.

(6) The table above does not reflect restricted shares or options to purchase additional shares of the Company's
Common Stock which were granted to the Company's executives and directors during the fiscal year ended
January 31, l999 as follows (all shares reflect the 2-for-1 stock split effectuated on July 1, 1998):


                        Shares                        Options
                        Granted                       Granted
                        -------                       -------
David Hess               50,000 (*)                    30,000 (*)
Bennett Goldberg          5,000                         2,000
Thomas Gunning            4,000                         2,000

(*) The foregoing shares granted to Mr. Hess were reacquired by the Company for a nominal consideration and the options granted to him were canceled upon termination of his employment with the Company in January, 1999.






                               AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR (1)
                                       AND FISCAL YEAR-END OPTION/SAR VALUES
                                       -------------------------------------

                                                                     Number of
                                                                     Securities                         Value of
                                                                     Underlying                        Unexercised
                                                                    Unexercised                        in-the-Money
                                                                   Options/SARs at                    Options/SARs at
                                                                 Fiscal Year-End (#)                Fiscal Year-End (#)

                      Shares Acquired
Name                  on Exercise(#)   Value Realized ($)  Exercisable    Unexercisable          Exercisable     Unexercisable
----                  --------------   ------------------  -----------    -------------          -----------     -------------

Warren Feldman           138,400         $ 155,892           268,000         60,000               $3,465,125       $442,500
Kevin Alward             520,000           988,263                --             --                       --             --
David Hess                    --                --            25,000        165,000                 $224,063     $1,114,063
Jeffrey Slater             9,544            11,543            71,800        118,000                 $776,695       $676,290
Thomas Gunning                --                --            43,000          2,000                 $572,513        $20,500

(1) All per share amounts have been restated to reflect the 2-for-1 stock split effective on July 1, 1998.

EMPLOYEE STOCK OWNERSHIP PLAN

     On September 1, 1998, the Company established the Total Tel USA Communications, Inc. Employee Stock Ownership Plan
(ESOP).  The purpose of the ESOP is to permit participating employees to share in the growth and prosperity of the Company through commitment and dedication to the Company.  Concurrently with the establishment of the ESOP, the Company contributed
600,000 shares of its Common Stock to the Plan, which is administered through a trust (the "Trust") by Summit Bank, as trustee (the "Trustee").  The Trustee was designated by the Board of Directors.

     Subsequent contributions to the ESOP will be determined in the sole and absolute discretion of the Board of
Directors based upon, among other things, the financial performance of the Company.  The Trust will hold all investments for the ESOP as directed by a committee appointed by the Board of Directors (the "ESOP Committee").  The initial members of the ESOP Committee are the members of the Company's Board of Directors.

     Each employee of the Company who completes 1,000 or more hours of service within a 12-month period of employment with the Company, and is 21 years of age or greater, is eligible to participate in the ESOP.  On the last day of each
ESOP plan year, the contributions for such year will be allocated, subject to the limitations on allocations contained in the ESOP and under applicable law, among the eligible participants in the proportion that each participant's compensation for that year bears to the compensation of all eligible participants, with each individual participant's allocation credited to his individual account.

     The Trustee generally shall vote shares of Common Stock held under the ESOP in accordance with the written instructions of the ESOP Committee, but subject to its fiduciary duties.  To the extent that shares of Common Stock under the ESOP have been allocated to individual participants' accounts, the Trustee will vote such shares in accordance with the participants' written instructions.  The Trustee will vote any unallocated shares of Common Stock in the
Trust, or any allocated Common Stock as to which instructions have not been received, in such manner as shall be directed by the ESOP Committee.

     The Company is currently exploring the termination of the ESOP inasmuch as no shares have been allocated to date.
Management is considering other equity and/or cash incentive plans for the Company's personnel.




Compensation of Directors
-------------------------

     Each director of the Company receives $15,000 per year for service in such capacity.

Settlement of Anderson Litigation
---------------------------------

     On March 31, l998, the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Rights Plan"). This measure was taken shortly after one of the Company's officers and directors declined a private offer from Walt Anderson to purchase from him and his family sufficient shares to give Mr. Anderson control of the Company. Through Gold & Appel Transfer, S.A. ("G&A"), Mr. Anderson had already acquired almost 30% of the outstanding shares of Common Stock as of March 1998.

     In response to the adoption of the Rights Plan, and certain By Law amendments adopted on April 7, l998, G&A filed a lawsuit seeking to enjoin the effectiveness of the Rights Plan and the By Law amendments. On April 13, l998, the Superior Court of New Jersey, Chancery Division, entered an order preserving the status quo of the ownership of the Company's Common Stock by Mr. Anderson and G&A and Solomon Feldman and Warren Feldman pending completion of expedited discovery and additional briefing on G&A's motion for a preliminary injunction. After a hearing on May 20, l998, the Court on June 2, l998 continued the earlier status quo order and specifically ordered Mr. Anderson, G&A, Warren Feldman and Solomon Feldman not to "purchase or acquire, directly or indirectly, any stock of Total-Tel" pending a trial on the merits.

     Shortly after entry of the Court's June 2, l998 Order, G&A transferred all but 100 shares of the Common Stock owned by it to a newly-created entity, Revision LLC, in return for which G&A received 100% of the non-voting membership interests in Revision LLC. G&A reported that it had transferred its remaining 100 shares of the Company's Common Stock to Mr. Anderson for no consideration. Mr. Anderson is the sole manager and has 100% of the voting membership interests in Revision LLC. At a hearing on July 24, 1998, the Court ordered that Revision LLC be added as a plaintiff and made Revision LLC subject to the status quo order referred to above.

     On September 28, l998, the Superior Court of New Jersey found Mr. Anderson and G&A to have contravened the Court order which prohibited Mr. Anderson and G&A from purchasing or acquiring, directly or indirectly, any additional shares of the Company's stock pending resolution of the Anderson litigation. The Court precluded Mr. Anderson from voting 477,694 shares of the Company's stock, a number equivalent to those purchased by Mr. Thomas J. Cirrito, a business associate of Mr. Anderson, following the date of the Court's orders and directed Mr. Anderson, Revision, and G&A to pay legal fees and expenses incurred by the Company in bringing the matter before the Court.

     Further, on October 9, l998, the Court upheld the validity of the Company's recently-adopted ESOP, and found that its adoption was not in violation of Mr. Anderson's rights. The Court determined that adoption of the ESOP was an appropriate business judgment, designed to attract and retain employees. The Court ordered, however, that the shares contributed to the ESOP by the Company which have not been allocated could not be voted until further order of the Court.

     On December 10, l998, the Company entered into a Settlement Agreement with Revision, LLC, G&A and Mr. Anderson (the "Settlement Agreement") terminating the litigation initiated in April 1998 by G&A and Mr. Anderson against the Company. The Settlement Agreement also included the resolution of a proxy contest initiated by Revision and Mr. Anderson in November 1998 to displace certain members of the Company's Board of Directors. The Board of Directors of the Company, with Messrs. Solomon and Warren Feldman not voting, approved the Settlement Agreement on December 10, l998.

     Also on December 10, l998, Warren Feldman and Solomon Feldman entered into a Stock Purchase Agreement with Revision and Mr. Anderson providing, among other things, for (i) the purchase by Revision from the Feldmans of up to 1,200,000 shares of the Company's Common Stock (the "Common Stock") for $24 per share ("the Stock Purchase"), (ii) an agreement by the Feldmans and Mr. Anderson to vote their shares in favor of a reconstituted Board of Directors, and (iii) an agreement to attempt to negotiate a one-year employment agreement for Warren Feldman under which he would continue to serve as Chairman of the Board and Chief Executive Officer of the Company (the "Stock Purchase Agreement").

The Settlement Agreement

The Settlement Agreement provides in pertinent part as follows:

     Settlement of Litigation: Under the terms of the Settlement Agreement, Revision, G & A and the Company were required to prepare and jointly file, as soon as practicable, a stipulation with the Superior Court, Chancery Division, Passaic County, New Jersey (the "Court"), seeking to dismiss the Litigation with prejudice. The Court approved the request for dismissal in January 1999. In connection therewith, the Company, Revision and G & A requested the Court to dismiss all orders it previously entered which prohibit Revision, G & A, Mr. Anderson, Warren Feldman or Solomon Feldman from purchasing or acquiring directly or indirectly, any additional stock of the Company. The Court dismissed such orders.

     Postponed Annual Meeting of Shareholders: On December 9, 1998, the Company postponed its 1998 Annual Meeting, which was originally scheduled for December 10, l998, because the parties to the litigation were engaged in settlement negotiations. Under the Settlement
Agreement, the Company has rescheduled the 1998 Annual Meeting to be held on March 16, l999 as herein provided

     Proxy Statements: The Settlement Agreement provided that the Company would submit to its shareholders a proxy statement which would contain the recommendations of the Board with respect to the election of a new Board at the postponed 1998 Annual Meeting. Under the Settlement Agreement the new nominees to the Board consist of six individuals whose names herein under "Election of Directors", three of whom, including Warren Feldman, are his designees and three of whom, including Mr. Anderson, are his designees

     By-Law Amendments: On April 7, l998, the Board of Directors amended the Company's By-Laws in several respects with respect to the conduct of shareholder's and director's meetings. As previously noted, in April 1998, G & A initiated the Litigation by filing suit to invalidate the By-Law amendments and subsequently the Court ordered the Company not to implement the By-Law amendments or the Rights Plan pending a trial on the merits. Pursuant to the Settlement Agreement, the Board has reinstated the By-Laws which were in effect prior to the adoption of the amendments, and agreed that such By-Laws would remain in effect and would not be amended or modified in any manner until the election of the new Board, at which time such Board may consider and determine appropriate By-Law provisions for the Company.

     Agreement With Respect to Future Common Stock Purchases: Mr. Anderson and Revision have agreed in the Settlement Agreement that for the one-year period beginning December 10, l998, neither he nor it, as the case may be, or any of their respective affiliates would purchase, directly or indirectly, any shares of the Company's Common Stock for a purchase price of less than $24.00 per share.

     Future Financing: The Company's Board believes that ready access to capital is increasingly important to companies in the telecommunications business. The Settlement Agreement provides that, during the period in which Mr. Anderson serves as a director of the Company he and Revision shall use commercially reasonable efforts to assist the Company in obtaining any financing needed by it to the extent the Company requests such assistance.

     Board Approval of Settlement Agreement: At its meeting on December 10, l998, the Board concluded that the Settlement Agreement was in the best interests of the Company because, among other things, it would end the expense and disruption of litigation and disputes with the Company's largest shareholder, bring additional telecommunications expertise and experience into the Company, may enhance the Company's access to financing, promote management continuity by allowing Warren Feldman to remain as Chief Executive Officer for at least a one-year term, and protect shareholders by precluding Anderson, Revision and their affiliates from purchasing Company shares for less than $24 per share for a period of one year. In connection with this approval of the Settlement Agreement, the Board rescinded the Rights Plan, which otherwise would have prevented consummation of the Stock Purchase.

     Regulatory Matters: the Stock Purchase required compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") which was satisfied in January, 1999.

The Stock Purchase Agreement

     The Stock Purchase Agreement provides in pertinent part as follows:

     Purchase of Shares from Warren and Solomon Feldman: Under the Stock Purchase Agreement, Revision agreed to purchase between 1,100,000 and 1,200,000 of the Company's Common Stock from Warren and Solomon Feldman and/or their designees at a purchase price of $24.00 per share. On December 10, l998 and January 21, 1999, the date on which 1,200,000 shares held by the Feldmans were purchased by Revision, the closing sale prices for such stock in the over-the-counter market were $18.25 and $17.125 per share, respectively. The closing of the Stock Purchase Agreement was contingent upon (i) the expiration of all waiting periods provided under the HSR Act and (ii) the Court having rescinded all outstanding orders in connection with the Litigation which precluded the purchase of the Company's Common Stock, by Mr. Anderson or Revision. On January 21, l998 after satisfaction of such conditions, Revision purchased 1,200,000 shares of the Company's Common Stock from the Feldmans and certain family members and trusts.

     The Reconstituted Board: Under the Stock Purchase Agreement, Warren and Solomon Feldman each has agreed to use his respective best efforts to cause the resignations of three members of the Board of Directors, one of whom is Solomon Feldman, and to fill the vacancies created thereby with Mr. Anderson, Dennis Spina and another designee of Mr. Anderson's who had no affiliation with the Company. Mr. Anderson designated Mr. Henry Luken. Messrs. Anderson, Spina and Luken were elected to the Company's Board of Directors on February 3, l999 to fill vacancies resulting from the resignations of Solomon Feldman, Brad Berger and Joseph Kelly, (the "Reconstituted Board").

     Voting Agreement: For the period commencing 12 months from the date of the Stock Purchase Agreement and ending 24 months later, Mr. Anderson and Revision agreed to vote the Company's shares owned by them in favor of the election to the Board of two nominees designated by Warren Feldman (one of whom may be Warren Feldman). During the same period, Warren and Solomon Feldman agreed to vote the Company's shares owned by them in favor of the election to the Board of Directors of nominees designated by Mr. Anderson. These voting arrangements would become void if the aggregate ownership of the Company's outstanding Common Stock by Warren and Solomon Feldman , on the one hand, or Mr. Anderson or Revision, on the other hand, falls below five percent of the then outstanding shares of Common Stock. By reason of such voting arrangements may be deemed to have resulted in a change in control of the Company.

     Employment: Under the Stock Purchase Agreement, Mr. Anderson and Revision agreed to use their best efforts to cause the Company as soon after the Reconstituted Board is elected to enter into a one-year employment contract with Warren Feldman, pursuant to which he would continue to be employed as Chairman of the Board and Chief Executive Officer of the Company at a base salary of $250,000 per year, and with incentive compensation up to $250,000 as may be determined by the Board based upon performance targets set by the Board for executive officers generally. See "Executive Compensation" herein for information regarding Mr. Feldman's compensation for the 1998 fiscal year. Such agreement would supercede any prior agreement between Warren Feldman and the Company with respect to Mr. Feldman's employment by the Company. The Company's Board of Directors also agreed to waive any buy-back provisions attached to non-statutory stock options held by Warren Feldman.

     Indemnification: On December 10, l998, Revision, Warren Feldman, and Solomon Feldman entered into a letter agreement pursuant to which Revision agreed to indemnify, defend and hold harmless Warren and Solomon Feldman, (and their respective designees who sell shares of the Company's Common Stock to Revision pursuant to the Stock Purchase Agreement) against any loss, claim, damage, cost, expense, liability, judgement or amount (including reasonable attorney's fees) which are suffered or incurred by either of them in connection with any claim, action, suit, proceeding or investigation resulting from the purchase from them of the Company's Common Stock by Revision under the Stock Purchase Agreement.

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

     The Company has grown substantially over the past five years. The Board of Directors has remunerated the Company's executive officers based on not only upon the size and needs of the Company at the present time, but with due consideration of their ability to lead a substantially larger organization in the future.

     The Compensation Committee believes that the Company provides compensation to the Company's executive officers in amounts comparable to companies in the industry and geographical area in which the Company operates having similar operating and growth characteristics. A substantial portion of the compensation is tied to achievement of budgets and other management goals.

     The salary and other compensation paid to the Chief Executive Officer of the Company in the fiscal year ended January 31, 1998 were determined primarily based upon the following factors:

1.   Increased revenue and earnings of the Company.

2. Compensation level of executive officers of companies engaged in businesses like the Company's with similar growth and earning characteristics.

3.   Responsibilities and tasks to be achieved within the Company.

                              Respectfully submitted,


                              Leon Genet

                              Jay J. Miller



STOCK PERFORMANCE CHART
-----------------------

     The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation) during the previous five years in comparison to returns of the NASDAQ Stock Market (U.S.) Index and a peer group index. The peer group index used in the NASDAQ Telecommunications Stock Index.

[GRAPHIC OMITTED: mountain chart COMPARATIVE FIVE-YEAR TOTAL RETURNS
                                 TOTAL TEL USA STOCK]

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
TOTAL TEL USA STOCK

Plot Points

NASDAQ -- U.S.
Componants                                   Factor
                                              .44610

Date

1/31/93                         224.165     100.000
1/31/94                         257.805     115.007
1/31/95                         245.953     109.720
1/31/96                         347.606     155.067
1/31/97                         455.685     203.281
1/31/98                         538.988     240.443


Peer Group
(Telecommunications Stocks)                  Factor
                                             .291262
Date

1/31/93                         343.333     100.000
1/31/94                         518.169     150.923
1/31/95                         432.491     125.968
1/31/96                         581.216     169.287
1/31/97                         594.035     173.020
1/31/98                         912.746     265.848


Total-Tel Stock                              Factor
                                             52.2876
Date

1/31/93                         1.9125      100.000
1/31/94                         7.4250      388.235
1/31/95                         8.6250      450.981
1/31/96                         8.9375      467.320
1/31/97                         17.500      915.033
1/31/98                         29.250    1,529.412

Footnote reads:
Assumes $100 invested at the close of trading on the last trading day of the fifth preceding fiscal year in Total-Tel Common Stock, NASDAQ Stock Market (U.S.) Index, and Peer Group.

* Cumulative total return assumes reinvestment of dividends.

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This graph will not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates the graph by reference.



Certain Relationships and Related Transactions
----------------------------------------------

     On December 1, 1993, the Company leased approximately 21,300 square feet of warehouse space in Belleville, New Jersey from a partnership in which two of the partners, Warren Feldman and Sol Feldman, are directors and major shareholders of the Company. During the fiscal year ended January 31, 1998, the Company paid rent of $59,760 to the partnership. The annual rent for this facility is $58,560 for the first three years and $63,885 for years four and five plus a proportionate share of real estate taxes. A renewal of the lease is currently being negotiated on a month-to-month basis at a base rental of $73,468 per annum. The foregoing transaction was negotiated upon terms considered by the Management to be not less favorable to the Company than like transactions negotiated at arm's length.

     Jay J. Miller, a director of the Company, has provided various legal services for the Company. During Fiscal 1998, Mr. Miller was paid an aggregate of approximately $172,000 for legal services rendered on the Company's behalf. The Company believes that Mr. Miller's fees were reasonable for the services performed and were no less favorable to the Company than could have been obtained from an unrelated third party.

     Leon Genet, a director of the Company, has provided agent services for Total-Tel through his wholly-owned company, LPJ, Inc. During Fiscal 1998, LPJ, Inc. was paid commissions of $76,580. The fees paid to LPJ, Inc. were paid on the same basis as for other agents retained by the Company and the Company believes they were reasonable for the services.


Section 16 (a) Beneficial Ownership Reporting Compliance
--------------------------------------------------------

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Ten Percent Owners"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and Ten Percent Owners are required by SEC regulations to furnish the Company with copies of all Section 16 (a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, l998, the executive officers, directors and Ten Percent Owners complied with all applicable Section 16 (a) filing requirements, except that a report covering a sale of shares of Common Stock was inadvertently filed late by Mr. Leon Genet.



                             PROPOSALS OF
                             ------------
                  SHAREHOLDERS FOR 1999 ANNUAL MEETING
                  ------------------------------------

     Proposals of shareholders intended to be presented for action at the 1999 Annual Meeting of Shareholders must be received at the Company's offices not later than May 15, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.
The provisions under Rule 14a-8 of the Securities Exchange Act of 1934 shall apply to any such submission.

                            ANNUAL REPORT
                            -------------

     The Annual Report of the Company for the fiscal year ended January 31, 1998, including financial statements, is being mailed to shareholders together with this Proxy Statement. No part of such Annual Report shall be regarded as proxy soliciting material or as a communication by means of which any solicitation is being or is to be made.

              INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ----------------------------------------

     Deloitte & Touche LLP or a predecessor, has served as the independent certified public accountants of the Company since 1962. The Company has appointed Deloitte & Touche LLP as its independent certified public accountants for the fiscal year ending January 31, 1999. Deloitte & Touche has indicated that it expects to have a representative at the Meeting. The representative will be afforded an opportunity to make a statement, if he desires, and will be available to respond to appropriate shareholder questions.

                 VOTING AND SOLICITATION OF PROXIES
                 ----------------------------------

     The solicitation of proxies in the accompanying form is made by the Company's Board of Directors, and the cost thereof will be borne by the Company. The Company may solicit proxies by mail, telephone, or telegraph. Brokerage firms, custodians, banks, trustees, nominees or other persons holding shares in their names, will be reimbursed for their reasonable expenses in forwarding proxy materials to their principals.

     As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter to be presented before the Meeting. In the event any other matter is properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

     It is important that proxies be returned promptly. Therefore, whether or not you plan to attend in person, you are asked to execute and return your proxy in the enclosed, postage prepaid, envelope.

     By Order of the Board of Directors.



                                               Thomas P. Gunning
February 25, 1999                              Secretary